Exhibit 99.1

ETB Selects Daleen RevChain for Convergent Billing; Total Contract Exceeds $10.5 Million

BOCA RATON, Fla., Jun 23, 2003 (BUSINESS WIRE) -- Daleen Technologies, Inc. (OTCBB:DALN), a global provider of licensed and outsourced billing, customer care, event management, and revenue assurance solutions for traditional and next generation service providers, today announced that Empresa de Telecomunicaciones de Bogota (ETB), one of Colombia's leading telecommunications providers, signed a 29 month license and services agreement for Daleen's RevChain(R) products. The total contract for $10.5 million includes the gross amount of the agreement, including Colombian taxes. The project, which is scheduled to start this quarter, is expected to provide more than $7.6 million in new revenues to Daleen. ETB's selection follows an extensive, transparent and open review of commercially available billing systems, which included the top ranking Billing and Customer Care companies.


"Daleen really understood our business better than anyone else," explained Mario Rosero Munoz, Vicepresidente de Informatica at ETB. "They presented a total solution that meets our high volume and performance requirements, and will effectively support our expanding range of convergent service offerings well into the future."


ETB's selection process spanned fourteen months and included structured product performance testing using real customer data. Each prospective vendor was required to model its system to support ETB's current business to demonstrate that the software was able to rate and bill for over 2 million subscribers. Daleen demonstrated the strength of its RevChain product by successfully completing each element of the technical evaluation within the allotted time.


"ETB's product review and technical evaluation gave us a chance to demonstrate RevChain's superior performance and scalability," said Gordon Quick, president and CEO of Daleen. "It is rewarding that we were one of only three vendors able to meet ETB's clearly-thought out and well-documented requirements."


"This contract is a significant win for Daleen. It is a solid testament to their product's technical capabilities and reaffirms the company's ability to compete and win deals against larger competitors," said Paul Hughes, director of Billing & Payment Application Strategies for the Yankee Group.


ETB provides a variety of local services to more than 2 million subscribers in their principal market of Bogota and the surrounding area, and a variety of long distance services to more than 40 million people across the entire country. In recent years, they have taken aggressive steps to upgrade and modernize their infrastructure in order to offer more diversified product lines, including the introduction of private-branded data services. ETB reported revenues for 2002 of
1.31 trillion Colombian pesos ($522.6 million U.S. dollars based on the average exchange rate for 2002).


"ETB is dedicated to delivering a full spectrum of voice, data, video, broadband, and Internet services to the Colombian market," said Gordon Quick. "Their business model is an ideal fit for our convergent RevChain products and we are pleased to have the opportunity to support them in the advancement of their telecommunications billing infrastructure."


Coming up on its sixth major release, RevChain offers proven support for rating and billing high volumes of call detail records for convergent services. Daleen's RevChain and BillPlex(R) billing products are currently used by customers in Europe, the Americas and Australia. This will be the first implementation of RevChain in Colombia.

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About Daleen

Daleen Technologies, Inc. is a global provider of high performance billing, customer care, event management and revenue assurance software, with a comprehensive outsourcing solution for traditional and next generation service providers. Daleen's solutions utilize advanced technologies to enable providers to reach peak operational efficiency while driving maximum revenue from products and services. Core products include RevChain(R) billing and customer management software, Simpliciti.net(TM) event management application, BillingCentral(R) ASP outsourcing services, and the new Asuriti(TM) event management and revenue assurance software. More information is available at http://www.daleen.com.


About ETB

ETB is the most dominant telco in Colombia. It has provided local telephony services in the capital since 1884 and now has more than 2 million lines installed. Since 1998, ETB has been providing long distance services through its brand 007mundo. With it, ETB introduced a complete portfolio of Internet access services and Internet value-added services. The company has developed the largest Internet yellow pages in Colombia called Alafija.com. In October 2002, ETB invested in a mobile telephony company that will provide PCS services in Colombia.

Information with Respect to Forward-Looking Statements. Statements in this release may be considered "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These include statements regarding the intent, belief or current expectations of the Company and the assumptions on which these statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include business concentration; the Company's ability to continue as a going concern; the ability of the Company to successfully integrate the Abiliti assets, operations and management; the Company's ability to successfully implement its aggregation strategy; our inability to achieve profitability; customers' and potential customers' market position and lack of financial resources; the costs and success of the Company's international expansion; the ability of the Company to develop and protect its intellectual property; the Company's relationship with third party software vendors and service providers; competition; the Company's ability to retain senior management and other key personnel; low price and volatility of the Company's common stock and the impact of the delisting from The Nasdaq SmallCap Market; on-going securities class action against the Company; and the rights and preferences of the series F convertible preferred stock. These factors and others are described in the Company's most recent SEC filings including its 2003 Annual Meeting Proxy Statement and the most recently filed Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements in this news release.

(C)Daleen Technologies, Inc. All rights reserved. Daleen, the Daleen logo, RevChain, Simpliciti.net, Asuriti, and BillingCentral are trademarks, or service marks, of Daleen Technologies, Inc. in the United States and other countries. All other trademarks and registered trademarks are property of their respective owners.


SOURCE: Daleen Technologies, Inc.

Daleen Technologies, Inc., Boca Raton
Teresa M. Gyulafia, 561/981-2119
tgyulafia@daleen.com
or
Jeanne Prayther, 561/981-2004
jprayther@daleen.com


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